Exhibit 15.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 29, 2019

Petróleo Brasileiro S.A.

Av. República do Chile 330

9th Floor – Centro

CEP 20031-170

Rio de Janeiro – RJ-Brazil

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Glossary of Certain Terms Used in this Annual Report,” “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company–Regulation of the Oil and Gas Industry in Brazil–Assignment Agreement (Cessão Onerosa) and Global Offering,” “Item 4. Information on the Company–Internal Controls over Proved Reserves,” and “Item 19–Exhibits” in the Annual Report on Form 20-F of Petróleo Brasileiro S.A.—Petrobras (Petrobras) for the year ended December 31, 2018 (the Annual Report). We further consent to the inclusion of our report of third party dated February 20, 2019 (our Report), as Exhibit No. 99.1 in the Annual Report. Our report contains our opinions regarding a comparison of estimates prepared by us with those furnished to us by Petrobras of the net proved crude oil, condensate, natural gas, and oil equivalent reserves, as of December 31, 2018, of certain properties located onshore and offshore Brazil in which Petrobras has represented it holds an interest.

We further consent to the references to our firm as set forth in the Registration Statement on Form F-3, Registration Nos. 333-229096 and 333-229096-01, of Petróleo Brasileiro S.A.—Petrobras and Petrobras Global Finance B.V.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716